 Exhibit (a)(1)(i)
INTERDIGITAL, INC.
Offer to Purchase for Cash
Up to $200,000,000 of its Common Stock
At a Purchase Price Not Less Than $60.00 Per Share and Not More Than $69.00
Per Share
CUSIP: 45867G101
The tender offer, the proration period and withdrawal rights expire at 11:59 p.m., New York City time, on February 17, 2023, unless the tender offer is extended or terminated.
InterDigital, Inc., a Pennsylvania corporation (“InterDigital,” the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash up to $200,000,000 of shares of its issued and outstanding common stock, par value $0.01 per share (the “shares”), at a price not less than $60.00 per share and not more than $69.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 11:59 p.m., New York City time, on February 17, 2023 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated.
Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The single purchase price (the “Purchase Price”) will be selected by us and will be the lowest per share price (in multiples of $0.25), which will be not less than $60.00 per share and not more than $69.00 per share, that will allow us to purchase a number of shares having an aggregate purchase price of $200,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer, or a higher amount, if we exercise our right to accept for purchase up to an additional 2% of our outstanding shares without extending the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $200,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn prior to the Expiration Date.
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $60.00, we would purchase 3,333,333 shares, and, if the Purchase Price per share is $69.00, we would purchase 2,898,550 shares, representing approximately 11.2% and 9.8%, respectively, of our outstanding shares as of January 19, 2023 (which excludes shares issuable upon exercise of stock options and vesting of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”), conversion of the convertible notes or exercise of the warrants (each as defined below), or shares that are reserved for future issuance under our 2017 Plan (as defined below) (any such shares, “Potential Shares”)).
We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration, conditional tender and “odd lot” priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s proration, conditional tender and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

If shares having an aggregate purchase price of more than $200,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock following the expiration of the tender offer subject to applicable legal and regulatory requirements. See Section 1.
After tenders of shares have been accepted for purchase by us, payment will be paid through American Stock Transfer & Trust Company, LLC, the depositary for the tender offer (the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See Section 5.
The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.
Our shares are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “IDCC.” On January 20, 2023, the last reported sale price of the shares on the Nasdaq was $62.92 per share, which is above the $60.00 per share lower end of the price range for the tender offer. Accordingly, an election to accept the Purchase Price determined in the tender offer or a tender of shares at a price at or below $62.75 may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.
Our Board of Directors has approved the tender offer. However, none of the Company, our Board of Directors, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates makes any recommendation to you as to whether you should tender or refrain from tendering your shares or at what price or prices you should tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender such shares. In so doing, you should read carefully all of the information in this Offer to Purchase, and in the other tender offer materials, including our reasons for making the tender offer. See Section 2. You are urged to discuss your decisions with your tax advisor, financial advisor and/or broker. None of the Company’s directors or executive officers will tender any of their shares in the tender offer. See Section 11.
Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
The Dealer Manager for the Tender Offer is:
Jefferies LLC
The Information Agent for the Tender Offer is:
D.F. King & Co., Inc.
The date of this Offer to Purchase is January 23, 2023.

IMPORTANT
Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer (the “Information Agent”) or to Jefferies LLC, the dealer manager for the tender offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the tender offer materials from the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.
If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:
•
if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

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if you are an institution participating in The Depository Trust Company, referred to as “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

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if you hold shares within the InterDigital, Inc. Savings and Protection Plan (the “401(k) Plan”), you must follow the procedures described in the separate instructions that you will receive and instruct the trustee of the 401(k) Plan to tender shares related to your individual account thereunder by 5:00 p.m., New York City time, on February 14, 2023; or

•
if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
If you wish to instruct the trustee of the 401(k) Plan to tender shares related to your individual account under the 401(k) Plan, you must follow the procedures described in the separate instructions that you will receive by 5:00 p.m., New York City time, on February 14, 2023.
If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
To tender shares properly, other than shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal or an agent’s message, and any other documents required by the Letter of Transmittal.
If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Pursuant to the Tender Offer.” If you agree to accept the Purchase Price determined in the tender offer, your shares will be deemed to be tendered at $60.00 per share, which is the low end of the price range in the tender offer. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at $60.00 per share, which is the low end of the price range in the tender offer, less any applicable withholding taxes and without interest. The low end of the price range in the tender offer is below the last reported sale price of the shares on the Nasdaq on January 20, 2023, the last full trading day prior to the commencement of the tender offer, which was $62.92 per share. Accordingly, an election to accept the Purchase Price determined in the

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tender offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date.
This tender offer does not constitute an offer to purchase shares in any jurisdiction in which, or from any person from whom, it is unlawful to make the tender offer under applicable securities or blue sky laws, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subject to applicable law, delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or that there has been no change in the information included or incorporated by reference herein or in our affairs since the date hereof.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer or at what price or prices you should tender your shares. We have not authorized any person to give any information or to make any representations in connection with the tender offer other than those contained or incorporated by reference in this document or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates.

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SUMMARY OF THE TENDER OFFER
We are providing this summary of the tender offer for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.
Who is offering to purchase my shares?
InterDigital, Inc. is offering to purchase your shares. See Section 1.
What will be the Purchase Price for the shares?
We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to $200,000,000 of shares, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal or the separate instructions that will be sent to plan participants by or on behalf of the trustee with respect to shares held in the 401(k) Plan, at a Purchase Price (to be determined as provided herein) of not less than $60.00 per share and not more than $69.00 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the Purchase Price promptly following the Expiration Date, on the terms and subject to the conditions of this Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions). We will select the lowest Purchase Price (in multiples of $0.25), which will not be less than $60.00 per share and not more than $69.00 per share, that will allow us to purchase up to $200,000,000 of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $200,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, then we will buy all shares properly tendered and not properly withdrawn. See Section 1.
If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $60.00 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at $60.00 per share, which is the low end of the price range in the tender offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the shares on the Nasdaq on January 20, 2023, the last full trading day prior to the commencement of the tender offer, which was $62.92 per share. Accordingly, an election to accept the Purchase Price determined in the tender offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date.
Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender their shares. See Section 8.
What will be the form of payment of the Purchase Price?
If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. On the terms and subject to the conditions of the tender offer (including the “odd lot” priority, proration and conditional tender provisions), promptly following the Expiration Date, we will pay the Purchase Price less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. See Section 5.
How many shares will the Company purchase?
We will purchase a number of shares having an aggregate purchase price of $200,000,000, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $200,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $60.00, we would purchase 3,333,333 shares, and, if the Purchase Price per share is $69.00, we would purchase 2,898,550 shares, representing approximately 11.2% and 9.8%, respectively, of our outstanding shares as of January 19, 2023 (which excludes Potential Shares).
In addition, if shares having an aggregate purchase price of more than $200,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.
How will the Company pay for the shares?
The Company will fund the tender offer with cash on hand.
Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $201.2 million.
How long do I have to tender my shares?
You may tender your shares until the Expiration Date (or the earlier deadline with respect to shares in the 401(k) Plan). The Expiration Date is at 11:59 p.m., New York City time, on February 17, 2023, unless we extend or terminate the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Date. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
If you hold shares in the 401(k) Plan and you wish to instruct the trustee of the 401(k) Plan to tender shares related to your individual account, you must follow the procedures described in the separate instructions that you will receive, and instruct the trustee of the 401(k) Plan to tender shares related to your individual account thereunder by 5:00 p.m., New York City time, on February 14, 2023.
Can the tender offer be extended, amended or terminated, and under what circumstances?
We can extend or amend the tender offer in our sole discretion, subject to applicable laws. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.
How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?
We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the SEC an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment and disseminate additional tender offer materials as determined in accordance with applicable law. See Section 14.

What is the purpose of the tender offer?
The purpose of the tender offer is for the Company to repurchase shares of its common stock. This structure allows the Company to purchase a fixed dollar amount of shares for one price per share. If completed, the tender offer will provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.
Are there any conditions to the tender offer?
Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:
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No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer;

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No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

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No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic to the extent that there is any material adverse development related thereto on or after January 20, 2023 that in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, directly or indirectly involving the United States shall have occurred on or after January 20, 2023, the last trading day prior to the commencement of the tender offer;

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No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;

•
No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of trading on January 20, 2023, as measured based solely on the last reported closing price for any particular trading day;

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No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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No tender or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed since January 20, 2023, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer) since January 20, 2023;

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No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;

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The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the Nasdaq or cause the shares to be subject to deregistration under the Exchange Act;

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No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the SEC on or before January 20, 2023) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding shares;
•
No person (including a group) that has publicly disclosed in a filing with the SEC on or before January 20, 2023 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding shares; and

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No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

These conditions are described in greater detail in Section 7.
How do I tender my shares?
To tender your shares, prior to 11:59 p.m., New York City time, on February 17, 2023 (or the earlier deadline with respect to shares in the 401(k) Plan), or any later time and date to which the tender offer may be extended:
•
if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•
if you are an institution participating in The Depository Trust Company, referred to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3;

•
if you hold shares within the InterDigital, Inc. Savings and Protection Plan (the “401(k) Plan”), you must follow the procedures described in the separate instructions that you will receive and instruct the trustee of the 401(k) Plan to tender shares related to your individual account thereunder by 5:00 p.m., New York City time, on February 14, 2023; or

•
if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, or if you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.
In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $60.00 per share (you should understand that this election may cause the Purchase Price to be lower and could result in the tendered shares being purchased at the minimum price of $60.00 per share). Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, there is no proper tender of shares.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $60.00 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. On January 20, 2023, the last reported sale price of the shares on the Nasdaq was $62.92 per share, which is above the $60.00 per share lower end of the price range for the tender offer. Accordingly, an election to accept the Purchase Price determined in the tender offer or a tender of shares at a price at or below $62.75 may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.
If I am a holder of vested options to purchase shares, how do I participate in the tender offer?
Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares held after settlement of the option exercise and payment of any applicable withholding taxes. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. See Section 3.
If I am a holder of RSUs or PSUs how do I participate in the tender offer?
We will not accept tenders of RSUs or PSUs in this tender offer. We are not offering, as part of the tender offer, to purchase any outstanding RSUs or PSUs. Holders of RSUs and PSUs may not tender shares represented by such interests unless and until the corresponding awards are fully vested and settled in shares.
If I am a participant in the 401(k) Plan who invests in shares that are held by the plan trustee, how do I participate in the tender offer?
Participants in the 401(k) Plan whose shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account but instead must follow the separate instructions that will be sent to plan participants by or on behalf of the trustee of the plan. These instructions will require a plan participant who wishes to tender shares held under the plan to complete and execute a Direction Form provided with the separate instructions. The separate instructions will include instructions as to where to send the Direction Form. For administrative reasons, the deadline for submitting Direction Forms will be 5:00 p.m., New York City time, on February 14, 2023, which is earlier than the Expiration Date of the tender offer.
Notwithstanding anything to the contrary in this Offer to Purchase, participation in the “odd lot” tender option and conditional tenders are not permissible with respect to the tender of any shares under the 401(k) Plan.
If I am a holder of convertible notes or warrants, how do I participate in the tender offer?
The convertible notes and warrants cannot be tendered in the tender offer. If the convertible notes or warrants become convertible or exercisable, respectively, for shares in accordance with the documents governing each respective security, then the shares received upon such conversion or exercise may be tendered in accordance with the procedures set forth in this Offer to Purchase. See Section 3.
What effect will the tender offer have on the outstanding convertible notes and the related convertible note hedge and warrant transactions?
The completion of the tender offer may require anti-dilution adjustments pursuant to the terms of the outstanding convertible notes, which may result in an increase of their conversion rate. The size of the adjustment, if any, will depend on the number of shares accepted in the tender offer, the aggregate value of the Purchase Price delivered pursuant to the tender offer and the average of the last reported sale prices for the shares for a ten consecutive trading day period starting on the first trading day subsequent to the Expiration Time.
As described in Section 11, in connection with the pricing of the convertible notes, we entered into note hedge transactions with option counterparties. The note hedge transactions are generally expected to reduce the potential dilution upon conversion of the convertible notes and/or offset any cash payments we are required to make in excess of the principal amount of converted convertible notes, as the case may be. As described in Section 11, we also entered into warrant transactions in connection with the issuance of the convertible notes. The warrant transactions could separately have a dilutive effect to the extent that the market price per share exceeds the applicable strike price of the warrants. The tender offer may result in adjustments to the note hedge and warrant transactions related to the convertible notes. See Section 2.
How will the tender offer affect the number of our shares outstanding and the number of record holders?
As of January 19, 2023, we had 29,668,009 shares of common stock outstanding (which excludes Potential Shares). At a Purchase Price equal to the tender offer’s minimum price of $60.00 per share, we would purchase 3,333,333 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 11.2% of our outstanding shares as of January 19, 2023 (which excludes Potential Shares). At a Purchase Price equal to the tender offer’s maximum price of $69.00 per share, we would purchase 2,898,550 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 9.8% of our outstanding shares as of January 19, 2023 (which excludes Potential Shares). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the minimum price, we will have 26,334,676 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of January 19, 2023 (which excludes Potential Shares)). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the maximum price, we will have 26,769,459 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of January 19, 2023 (which excludes Potential Shares)). The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2.
In addition, if shares having an aggregate purchase price of more than $200,000,000 are tendered in the tender offer at or below Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
Furthermore, if any of our stockholders:
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who hold shares in their own name as holders of record; or

•
who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.
Stockholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.
Following the tender offer, will the Company continue as a public company?
Yes. In addition, the tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the Nasdaq and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
If you own, beneficially or of record, fewer than an aggregate of 100 shares, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Date (and do not properly withdraw such shares), you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.
Can I change my mind after I have tendered shares in the tender offer, but before the Expiration Date?
Yes. You may withdraw any shares you have tendered at any time before the Expiration Date, which will occur at 11:59 p.m., New York City time, on February 17, 2023 (or the earlier deadline with respect to shares in the 401(k) Plan), unless we extend or terminate the tender offer. If we have not accepted for payment the shares you have tendered to us by 11:59 p.m., New York City time, on March 20, 2023 (the 40th business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.
If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.
How do I withdraw shares I previously tendered?
You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.
If you participate in the 401(k) Plan and are invested in shares that are held by the trustee of the plan, you will need to carefully review the materials provided by or on behalf of the trustee for instructions on how to effect a withdrawal of your instructions to tender shares.
In what order will the Company purchase the tendered shares?
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $200,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $200,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:
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first, from all stockholders of “odd lots” (persons who own fewer than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date;

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second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date; and

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third, if necessary to permit us to purchase shares having an aggregate purchase price of $200,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that we will not purchase any or all of the shares that you tender. It is also possible that none of the shares conditionally tendered will be purchased. See Section 1.
Has the Company or its Board of Directors adopted a position on the tender offer?
While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you should tender your shares.
We cannot predict how our common stock will trade after expiration of the tender offer, and it is possible that our common stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.
Will the Company’s directors and executive officers tender shares in the tender offer?
The Company’s directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. As a result, the tender offer will increase the proportional holdings of our directors and executive officers. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price. See Section 11.
If I decide not to tender, how will the tender offer affect my shares?
Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.
What is the accounting treatment of the tender offer?
The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.
When and how will the Company pay for the shares I tender?
Promptly after the Expiration Date, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the tender offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the tender offer promptly after the Expiration Date, after we have determined the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Date. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5.
What is a recent market price for the shares?
On January 20, 2023, the last trading day prior to the commencement by the Company of the tender offer, the closing price of the shares on the Nasdaq was $62.92 per share, which is above the $60.00 per share lower end of the price range for the tender offer. Accordingly, an election to accept the Purchase Price determined in the tender offer or a tender of shares at a price at or below $62.75 may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?
If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.
Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?
Rule 13e-4(f)(6) under the Exchange Act prohibits us and our affiliates from purchasing any shares (or securities convertible into or exercisable for shares of our common stock), other than pursuant to the tender offer, until the expiration of at least ten business days after the expiration of the tender offer. Beginning on the eleventh business day after the Expiration Date of the tender offer, we may repurchase shares of our common stock (or securities convertible into or exercisable for shares of our common stock) from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer. Prior to our Board of Director’s approval of the tender offer, and as announced on January 3, 2023, our Board of Directors approved an increase in the outstanding authorization of the Company’s existing share repurchase program by approximately $333 million, to an aggregate of $400 million as of January 20, 2023. The tender offer is being conducted as part of the authorized share repurchase program, as so increased.
What are the U.S. federal income tax consequences if I tender my shares?
The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered shares or (2) a distribution in respect of your shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.
If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each stockholder. See Section 13. Thus, although not certain, it would be prudent to expect that the Depositary or other applicable withholding agent generally will withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the tender offer unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 13. If such tax has been withheld but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information. Special tax consequences may apply with respect to shares tendered through the 401(k) Plan.

We recommend that you consult your own tax advisor regarding the particular tax consequences to you of tendering shares for cash pursuant to the tender offer, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws. See Sections 3 and 13.
Will I have to pay stock transfer tax if I tender my shares?
Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.
To whom can I talk if I have questions?
The Information Agent can help answer your questions. The Information Agent for the tender offer is D.F. King & Co., Inc. Please call (800) 549-6864, Monday through Friday, from 10:00 a.m. to 4:00 p.m., New York City time.
D.F. King & Co., Inc.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 549-6864
Email: idcc@dfking.com
In addition, the Dealer Manager can help answer your questions, and may be contacted as follows:
Jefferies LLC
520 Madison Avenue, 10th Floor
New York, New York 10022
(877) 821-7388

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The Company’s accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of the Company’s 2021 Annual Report on Form 10-K, are inherently forward-looking. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:
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unanticipated delays, difficulties or accelerations in the execution of patent license agreements;

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our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms;

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our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets;

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our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with our roadmap;

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our ability to commercialize our technologies and enter into customer agreements;

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the failure of the markets for our current or new technologies or products to materialize to the extent or at the rate that we expect;

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unexpected delays or difficulties related to the development of our technologies or products;

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changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the 2017 Tax Cuts and Jobs Act, as well as further guidance that may be issued regarding such act;

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risks related to the Company’s assumptions and application of relevant accounting standards;

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risks related to the potential impact of new accounting standards on our financial position, results of operations or cash flows;

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failure to accurately forecast the impact of our restructuring activities on our financial statements and our business;

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the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such proceedings;

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the timing and impact of potential administrative and legislative matters;

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changes or inaccuracies in market projections;

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our ability to obtain liquidity through debt and equity financings;

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the potential effects that corresponding macroeconomic uncertainty could have on our financial position, results of operations and cash flows;

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changes in our business strategy; and

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risks relating to share repurchase programs approved by the Board of Directors, including our existing share repurchase program, which currently authorizes the outstanding repurchase authority of up to $400,000,000 in aggregate purchase price of our outstanding common stock.

For a more detailed discussion of these and other factors that may affect our business and that could cause the actual results to differ materially from those anticipated in these forward-looking statements, see Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the Company’s 2021 Annual Report on Form 10-K and Part II, Item 1A. “Risk Factors” and Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022, and September 30, 2022, respectively, each of which has been filed with the SEC and is incorporated herein by reference.
The foregoing factors should not be construed as exhaustive. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

INTRODUCTION
To the Holders of Our Common Stock:
InterDigital, Inc., a Pennsylvania corporation, hereby offers to purchase for cash up to $200,000,000 of shares of its issued and outstanding common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $60.00 per share and not more than $69.00 per share, less any applicable withholding taxes and without interest.
The tender offer will expire at 11:59 p.m., New York City time, on February 17, 2023 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open. We may also terminate the tender offer under certain circumstances. See Section 7 and Section 14. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The Purchase Price will be selected by us and will be lowest purchase price (in multiples of $0.25), not less than $60.00 per share and not more than $69.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $200,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $200,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.
All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if shares with an aggregate purchase price of more than $200,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
If completed, the tender offer will provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and its future results.
While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of our or their affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or at what price or prices you choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender or at what price or prices you choose to tender your shares. In so doing, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials, including our reasons for making the tender offer. See Section 2. Members of the Company’s Board of Directors and the Company’s executive officers will not tender any of their shares in the tender offer. See Section 11. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.
We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the value of shares sought in the tender offer to an amount greater than $200,000,000, subject to applicable law. See Section 14.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions. See Section 7.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $200,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $200,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:
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first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

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second, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

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third, if necessary to permit us to purchase shares having an aggregate purchase price of $200,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have tendered shares at or below the Purchase Price subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the tender offer. It is also possible that none of the shares conditionally tendered will be purchased. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.
We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.
As of January 19, 2023, we had 29,668,009 shares of our common stock issued and outstanding. The shares are listed and traded on the Nasdaq. On January 20, 2023, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the Nasdaq was $62.92 per share, which is above the $60.00 per share lower end of the price range for the tender offer. Accordingly, an election to accept the Purchase Price determined in the tender offer or a tender of shares at a price at or below $62.75 may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER
1.
Number of Shares; Price; Proration

General.   Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $200,000,000 of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a Purchase Price determined by us of not less than $60.00 per share and not more than $69.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate purchase price of more than $200,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $200,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.
However, if we:
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increase the maximum price to be paid above $69.00 per share or decrease the price to be paid below $60.00 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•
increase the aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

•
decrease the aggregate purchase price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $60.00 per share and not more than $69.00 per share, at which they are willing to sell their shares to the Company. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $60.00 or as high as $69.00. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $60.00 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at $60.00 per share, which is the low end of the price range in the tender offer, less any applicable withholding taxes and without interest. The low end of the price range in the tender offer is below the last reported sale price of the shares on the Nasdaq on January 20, 2023, the last full trading day prior to the commencement of the tender offer, which was $62.92 per share. Accordingly, an election to accept the Purchase Price determined in the tender offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, there is no proper tender of shares.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions. See Section 7.
All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Date.
If you are a participant in the 401(k) Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, the plan trustee may be prohibited from following participant directions to tender shares to the Company at certain prices within the offer range.
Priority of Purchases.   If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $200,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $200,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:
•
first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)
tender at or below the Purchase Price all shares owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and

(2)
complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•
second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•
third, if necessary to permit us to purchase shares having an aggregate purchase price of $200,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the tender offer. It also is possible that none of the shares conditionally tendered will be purchased.
Odd Lots.   The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Participants in the 401(k) Plan may not participate in the odd lot tender option.
Proration.   If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares (other than odd lot holders) will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders (other than odd lot holders).

The preliminary results of any proration will be announced by press release promptly after the Expiration Date. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the tender offer promptly after the Expiration Date, after we have determined the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.
As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.
Purpose of the Tender Offer; Certain Effects of the Tender Offer

Purpose of the Tender Offer.   Our Board of Directors determined that it is in the best interests of the Company to deploy capital by repurchasing shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our stockholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase) and thereby receive a return of some or all of their investment if they so elect. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase), without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.
While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company has been advised that its directors and executive officers will not tender any of their shares in the tender offer. See Section 11. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.
Certain Effects of the Tender Offer.   As of January 19, 2023, we had 29,668,009 shares of common stock outstanding (which excludes Potential Shares). Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is equal to the tender offer’s minimum price per share of $60.00, we would purchase 3,333,333 shares and if the Purchase Price per share is equal to the tender offer’s maximum price per share of $69.00, we would purchase 2,898,550 shares, representing approximately 11.2% and 9.8%, respectively, of our outstanding shares as of January 19, 2023 (which excludes Potential Shares). Stockholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, at a net price higher than the Purchase Price. We can give no assurance as to the price at which a stockholder may be able to sell such shares in the future.
The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.
Based on the published guidelines of the Nasdaq and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting from the Nasdaq of the remaining shares. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We do not intend for the purchase of shares pursuant to the tender offer to provide us with the ability to terminate our registration of the shares under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from the Nasdaq.
We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the Nasdaq. We have no current plans for the issuance of shares purchased in this tender offer.
We may, in the future, decide to purchase additional shares (or securities convertible into or exercisable for shares of our common stock). Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Date.
Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•
any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
any change in our present Board of Directors or management, including but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

•
any other material change in our corporate structure or business;

•
any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq;

•
the termination of registration under Section 12(b) of the Exchange Act of any class of our equity securities;

•
the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than pursuant to our share repurchase program, repurchases of our convertible notes or issuances or grants of, or purchases pursuant to, equity awards granted to directors, officers and employees (including employees of companies we may acquire); or

•
any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.
3.
Procedures for Tendering Shares

Proper Tender of Shares.   For shares to be tendered properly pursuant to the tender offer:
•
the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, in each case, must be received by the Depositary at its address set forth on the back cover page of this document prior to 11:59 p.m., New York City time, on the Expiration Date (or the earlier deadline with respect to shares in the 401(k) Plan); or

•
the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.
In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the tender offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of $0.25) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, there is no proper tender of shares.
If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $60.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $60.00 per share.
A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).
Stockholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers, dealers, commercial banks, trust companies or other nominees as it is likely that — for administrative reasons — such nominees have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf so that they can meet the above requirements on a timely basis. In addition, you may wish to determine whether transaction costs are applicable if you tender shares through a broker, dealer, commercial bank, trust company or other nominee.
Odd lot holders who tender all their shares also must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.
Book-Entry Delivery.   The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by 11:59 p.m., New York City time, on the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or any of the Dealer Manager or Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery.   The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions.” If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
Guaranteed Delivery.   If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by 11:59 p.m., New York City time, on the Expiration Date; and

•
a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two Nasdaq trading days after the Expiration Date.

The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.
Stock Options.   Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable equity plan and stock option award agreement and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares retained after settlement of the option exercise and payment of any applicable withholding taxes. See “Proper Tender of Shares” above. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason.
Restricted Stock Units and Performance Stock Units.   We will not accept tenders of RSUs or PSUs in this tender offer. We are not offering, as part of the tender offer, to purchase any outstanding RSUs or PSUs. Holders of RSUs and PSUs may not tender shares represented by such interests unless and until the corresponding awards are fully vested and, if applicable, settled in shares and not subject to lapse restrictions prior to the Expiration Date.
Convertible Notes and Warrants.   Our convertible notes and warrants cannot be tendered in the tender offer. If you hold convertible notes or warrants, you may, if such convertible notes or warrants have become convertible or exercisable, respectively, in accordance with the documentation governing each such security, convert such convertible notes or exercise such warrants, as applicable, and tender the shares received thereby in accordance with the tender offer. Conversions of convertible notes and exercises of warrants cannot be revoked even if some or all of the shares received upon the conversion or exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on the terms of your convertible notes or warrants, as applicable, the range of tender prices and the provisions for pro rata purchases by InterDigital described in Section 1. We urge convertible noteholders and warrantholders to discuss the tender offer with their own tax advisors, financial advisors and/or brokers.
401(k) Plan.   Participants in the 401(k) Plan whose shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account. Instead, to tender plan shares, plan participants must follow the separate instructions that will be provided by or on behalf of the trustee of the plan. These instructions will require a plan participant to complete and execute a Direction Form provided with the separate instructions in order to tender shares held in plan accounts. The separate instructions will specify instructions as to where to send the Direction Form and the deadline for submitting the Direction Form to the trustee. For administrative reasons, the deadline for submitting Direction Forms will be 5:00 p.m., New York City time, on February 14, 2023, which is earlier than the Expiration Date of the tender offer.
U.S. Federal Backup Withholding.   To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS. Stockholders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
U.S. Federal Withholding for Non-U.S. Holders.   As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the tender offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, although not certain, it would be prudent to expect that a withholding agent generally will withhold U.S. federal withholding tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets the “complete termination,” the “substantially disproportionate” or the “not essentially equivalent to a dividend” test described in Section 13 or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders are urged to consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Tender Constitutes an Agreement.   The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.
Return of Unpurchased Shares.   If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.
Lost, Stolen, Destroyed or Mutilated Certificates.   Stockholders whose certificate or certificates for part or all of their shares that have been lost, stolen, destroyed or mutilated may contact American Stock Transfer & Trust Company, LLC, as Transfer Agent for our shares, at toll-free (877) 248-6417 or (718) 921-8317. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate or certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.
Certificates for shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, or an agent’s message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Dealer Manager or Information Agent. Any such documents delivered to us or the Dealer Manager or Information Agent will not be deemed to be properly tendered.
4.
Withdrawal Rights

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 11:59 p.m., New York City time, on March 20, 2023, the 40th business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.
For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:
•
be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.
Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.
We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
For shares held through the 401(k) Plan, please refer to the special instructions that are being sent by or on behalf of the plan trustee to plan participants for information about withdrawal rights and the earlier deadline to submit withdrawal instructions.
5.
Purchase of Shares and Payment of Purchase Price

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate Purchase Price of up to $200,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.
Upon the terms and subject to the conditions of the tender offer, we will accept for payment, and pay the Purchase Price per share for, all of the shares accepted for payment pursuant to the tender offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.
We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. Under no circumstances will interest on the Purchase Price be paid by us regardless of any delay in making such payment.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.
If you are a participant in the 401(k) Plan, you should be aware that the plan trustee is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, the plan trustee may be prohibited from following participant directions to tender shares to the Company at certain prices within the offered range.
Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be deducted from the proceeds payable by us unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted prior to such payment. See the Letter of Transmittal.
Any tendering stockholder or other payee who fails to properly complete, execute and deliver a Form W-9 (included with the Letter of Transmittal) or an applicable Form W-8 may be subject to U.S. federal backup withholding on the gross proceeds paid pursuant to the tender offer. In addition, Non-U.S. Holders (as defined in Section 13) may be subject to U.S. federal withholding tax at a rate of 30% on the gross proceeds paid pursuant to the tender offer. See Section 3 and Section 13.

6.
Conditional Tender of Shares

Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder. Conditional tenders are not permissible with respect to the tender of any shares under the 401(k) Plan.
After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate purchase price of more than $200,000,000, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.
After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $200,000,000, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.
We note that if shares having an aggregate purchase price of more than $200,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.
7.
Conditions of the Tender Offer

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors and regardless of the circumstances giving rise to such event (other than any action or omission to act by us or our affiliates), makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:
•
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;
•
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries;

•
there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after January 20, 2023, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after January 20, 2023 which in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

•
there shall have been a decrease of more than 10% in the market price for the Company’s shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on January 20, 2023, as measured based solely on the last reported closing price for any particular trading day;

•
there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;

•
a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction since January 20, 2023, other than in the ordinary course of business (in each case other than the tender offer);

•
there shall not have occurred any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;

•
the consummation of the tender offer and the purchase of shares will cause the shares to cease to be traded on or listed on the Nasdaq or otherwise cause the shares to be deregistered under the Exchange Act;

•
a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before January 20, 2023);

•
a person or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 20, 2023, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares; or

•
a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.

If any of the conditions referred to above is not satisfied, we may:
•
terminate the tender offer and return all tendered shares to the tendering stockholders;

•
extend the tender offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares until the expiration of the tender offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the tender offer is open, purchase all of the shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•
delay acceptance for payment or payment for shares, subject to applicable law, until satisfaction or waiver of the conditions to the tender offer.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Date. Any determination by us concerning the satisfaction of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date; provided that, notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will promptly notify securityholders of our determination as to whether we will waive or modify the applicable condition(s) and continue the tender offer or terminate the tender offer. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the tender offer despite any such conditions not being satisfied, then we may be required to extend the tender offer. Our right to terminate or amend the tender offer or to postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Date shall not be affected by any subsequent event, regardless of whether such subsequent event otherwise would have resulted in the event having been “cured” or ceasing to exist.
8.
Price Range of Shares; Dividends

The shares are listed and traded on the Nasdaq under the trading symbol “IDCC.” The following table sets forth, for each of the periods indicated, the intra-day high and low sales prices of the shares as reported on the Nasdaq.

	Market Price		Dividends
	High	Low
2021
First Quarter	$69.02	$59.93	$0.35
Second Quarter	85.75	63.74	0.35
Third Quarter	75.25	63.34	0.35
Fourth Quarter	74.27	65.79	0.35
2022
First Quarter	$73.97	$61.36	$0.35
Second Quarter	67.14	56.13	0.35
Third Quarter	64.00	40.23	0.35
Fourth Quarter	51.48	43.87	0.35
2023
First Quarter (through January 20, 2023)	$63.40	$52.13	$0.35(1)

(1)
On December 2, 2022, we announced that our Board of Directors had declared a regular quarterly cash dividend payable on January 25, 2023 to stockholders of record at the close of business on January 11, 2023.

On January 20, 2023, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the Nasdaq was $62.92 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.
Any dividend payment must be approved by the Company’s Board of Directors. In determining whether to pay any dividend, our Board of Directors may consider the Company’s earnings, financial condition, capital resources and capital requirements, alternative uses of capital, restrictions imposed by any existing debt, economic conditions and other factors considered relevant by our Board of Directors. As a result of the tender offer, the Company may, among other things, have less flexibility in relation to future dividends and share repurchases.
On December 2, 2022, the Company announced a quarterly cash dividend of $0.35 per share. The dividend is payable on January 25, 2023 to each shareholder of record as of the close of business on January 11, 2023. Shareholders of record as of the close of business on January 11, 2023 will be entitled to the dividend regardless of whether any such shareholder tenders any of its shares in the tender offer.
9.
Source and Amount of Funds

Assuming the tender offer is fully subscribed, we expect that the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $201.2 million. The Company intends to fund the tender offer with cash on hand.
10.
Certain Information Concerning Us

General.   InterDigital, Inc. develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies.
Our principal office is located at 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727, and our telephone number at that location is (302) 281-3600. Our internet address is www.interdigital.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.
Additional Information About Us.   We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the SEC’s website, www.sec.gov.
We are subject to the new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations, effective January 1, 2023. The excise tax is imposed by the Inflation Reduction Act of 2022 on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. The excise tax will not apply to a repurchase if it is not a redemption but a dividend for U.S. federal income tax purposes. Whether a repurchase of shares from a holder is a dividend for U.S. federal income tax purposes will depend upon such holder’s particular circumstances. See Section 13. As such, it is unclear the extent to which the excise tax will apply to us. We will pay any excise tax out of cash on hand and it will therefore not reduce the amount of cash distributed to a shareholder in a repurchase that is a redemption.
Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We incorporate by reference into this Offer to Purchase each of the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).
SEC Filings	Date Filed
Annual Report on Form 10-K	February 17, 2022
Quarterly Report on Form 10-Q	May 5, 2022
Quarterly Report on Form 10-Q	August 4, 2022
Quarterly Report on Form 10-Q	November 3, 2022
Current Reports on Form 8-K	May 24, 2022, May 27, 2022, June 3, 2022, June 23, 2022, July 15, 2022, August 31, 2022, October 3, 2022, January 3, 2023 and January 23, 2023 (two Current Reports on Form 8-K)
Definitive Proxy Statement on Schedule 14A	April 18, 2022
These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.
You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at www.sec.gov. You also can obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.
11.
Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of January 19, 2023, we had 29,668,009 shares of common stock outstanding (which excludes Potential Shares). Our directors and executive officers as a group beneficially owned an aggregate of 413,044 shares of our common stock, representing 1.4% of our outstanding shares as of January 19, 2023 (which excludes Potential Shares). Our directors and executive officers have informed us that they do not intend to participate in the tender offer. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of January 23, 2023, pursuant to SEC rules, we treat the common stock underlying those securities as beneficially owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock.

However, pursuant to SEC rules, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder. The table below excludes dividends and dividend equivalent units that will be payable on January 25, 2023. To our knowledge, none of our affiliates intends to tender any shares in the tender offer; however, there can be no assurance that such intent will not change prior to the termination of the tender offer.
A list of our directors and executive officers as of January 23, 2023, is attached to this Offer to Purchase as Schedule I.
Beneficial Ownership of Directors and Executive Officers
The following table sets forth information regarding the number of shares of our common stock beneficially owned as of January 20, 2023, by:
•
each of our directors;

•
each of our named executive officers; and

•
all of directors and executive officers presently serving, as a group.

Assuming we purchase 3,333,333 shares at the minimum price or 2,898,550 shares at the maximum price and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 1.6% or 1.5%, respectively, of our outstanding shares. The percentages outstanding are based on 29,668,009 shares of common stock outstanding as of January 19, 2023 (which excludes Potential Shares). The business address of each of the persons listed below is c/o InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727.
Name	Amount and Nature of Beneficial Ownership	Percent of Class
Directors:
S. Douglas Hutcheson	8,398(a)	*
Derek Aberle	—	—
Joan H. Gillman.	2,341(b)	*
John A. Kritzmacher	17,670	*
Pierre-Yves Lesaicherre	2,484	*
John D. Markley, Jr.	9,207	*
Jean F. Rankin	25,564	*
Executive Officers:
Liren Chen	203,566(c)	*
Richard J. Brezski	88,684(d)	*
Eric Cohen	30,226(e)	*
Eeva K. Hakoranta	15,601(e)	*
Rajesh Pankaj	—	—
Joshua D. Schmidt	9,303(f)	*
All Directors and Executive Officers, as a group (13 persons)	413,044(g)	1.4%

*
Represents less than 1% of the outstanding shares of such class.

(a)
Does not include shares of common stock that have vested but have been deferred by Mr. Hutcheson.

(b)
Does not include shares of common stock that have vested but have been deferred by Ms. Gillman.

(c)
Includes 156,345 shares of common stock that that Mr. Chen has the right to acquire through the exercise of stock options and 5,896 RSUs that vest within 60 days of January 23, 2023. Does not give effect to tax withholdings or cash settlement of fractional shares on RSUs that have not yet vested but are scheduled to vest within 60 days of January 23, 2023.
(d)
Includes 12,518 shares of common stock that Mr. Brezski has the right to acquire through the exercise of stock options, 1,961 shares of common stock beneficially owned through participation in the 401(k) Plan and 10,613 RSUs that vest within 60 days of January 23, 2023. Does not give effect to tax withholdings or cash settlement of fractional shares on RSUs that have not yet vested but are scheduled to vest within 60 days of January 23, 2023.

(e)
Includes 10,613 RSUs that vest within 60 days of January 23, 2023. Does not give effect to tax withholdings or cash settlement of fractional shares on RSUs that have not yet vested but are scheduled to vest within 60 days of January 23, 2023.

(f)
Includes 6,272 RSUs that vest within 60 days of January 23, 2023. Does not give effect to tax withholdings or cash settlement of fractional shares on RSUs that have not yet vested but are scheduled to vest within 60 days of January 23, 2023.

(g)
Includes 168,863 shares of common stock that all directors and executive officers as a group have the right to acquire through the exercise of stock options, 1,961 shares of common stock beneficially owned by all directors and executive officers as a group through participation in the 401(k) Plan and 44,007 RSUs that vest within 60 days of January 23, 2023.

Stockholders Beneficially Owning More Than 5%
The following table shows the number of shares beneficially owned by the persons known to the Company to own beneficially more than 5% of the shares. It is based on information indicated in the footnotes to the table below. The percentage of ownership is calculated using the number of shares outstanding as of January 19, 2023 (which excludes Potential Shares).
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(a)	5,028,343	16.9%
The Vanguard Group(b)	3,362,527	11.3%

(a)
As of December 31, 2021, based on information contained in the Schedule 13G/A filed on January 27, 2022 by BlackRock, Inc. With respect to the shares beneficially owned, BlackRock, Inc. reported that it has sole voting power with respect to 4,972,620 shares and sole dispositive power with respect to 5,028,343 shares. The address of such persons is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(b)
As of December 31, 2021, based on information contained in the Schedule 13G/A filed on February 10, 2022 by the Vanguard Group. With respect to the shares beneficially owned, the Vanguard Group reported that it has shared voting power with respect to 38,802 shares, sole dispositive power with respect to 3,296,044 shares and shared dispositive power with respect to 66,483 shares. The address of such persons is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.

Transactions with Executive Officers, Directors and Other Related Persons
Review and Approval of Transactions with Related Persons
The Company has a written statement of policy with respect to related person transactions that is administered by the Audit Committee of our Board of Directors. Under the policy, a “Related Person Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the Company (including any of its subsidiaries) and a Related Person, in which the related person had, has or will have a direct or indirect interest. A “Related Person” includes any of our executive officers, directors or director nominees, any stockholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include certain transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a stockholder along with all other stockholders, transactions involving competitive bids or transactions involving certain bank-related services. Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if (a) the Audit Committee approves or ratifies the transaction in accordance with the terms of the policy; or (b) the chair of the Audit Committee, pursuant to authority delegated to the chair by the Audit Committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the Audit Committee at its next regularly scheduled meeting.
It is the Company’s policy to enter into or ratify Related Person Transactions only when the Audit Committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the Company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.
Indemnification of Directors and Officers; Director Indemnity Agreements
We have Indemnification Agreements with certain of our directors and officers. Each Indemnification Agreement provides, among other things, that the Company will, to the extent permitted by applicable law, indemnify each indemnitee if, by reason of such indemnitee’s status as a director or officer of the Company, such indemnitee was, is or is threatened to be made a party to any proceeding, whether of a civil, criminal, arbitrational, administrative or investigative nature, against all expenses related thereto, including judgments, fines, penalties, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding, including attorneys’ fees). In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the Indemnification Agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents, any agreement, board action or applicable law.
Recent Securities Transactions
Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except as otherwise set forth in this Offer to Purchase.
Share Repurchase Program
In June 2014, our Board of Directors authorized the establishment of a share repurchase program (the “share repurchase program”) pursuant to which we were authorized to repurchase up to $300 million of our outstanding common stock in open market transactions or through privately negotiated transactions at our discretion, from time to time. The Board of Directors subsequently authorized an additional $100 million in share repurchases pursuant to the share repurchase program in each of June 2015, September 2017, December 2018, May 2019 and May 2022. In connection with the offering of the 2027 convertible notes (as defined below), on March 24, 2022, we used approximately $75 million of the net proceeds from the offering of the 2027 convertible notes to repurchase 1,224,832 shares of common stock at a price of $60.78 per share, the closing price of the stock on May 24, 2022, from institutional investors. Otherwise, we did not purchase any shares of our common stock under the share repurchase program during the fiscal year ended December 31, 2022.
On January 3, 2023, we announced that our Board of Directors had authorized an increase in the size of the share repurchase program by approximately $333 million, to an aggregate of $400 million (the

“expanded share repurchase program”). We may purchase shares of our outstanding common stock under the expanded share repurchase program in open market transactions or through privately negotiated transactions at our discretion, from time to time. The amount, timing and nature of any share repurchases will be based on a variety of factors, including the trading price of our common stock, applicable securities laws restrictions, regulatory limitations and market and economic factors. The expanded share repurchase program does not expire, does not require us to repurchase any specific number of shares, and may be modified, suspended or discontinued at any time, at our discretion. As of January 20, 2023, no share repurchases had been made under the expanded share repurchase program. The tender offer is being conducted as part of the expanded share repurchase program.
Beginning on the eleventh business day after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions, subject to applicable law. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.
Company Arrangements Concerning the Shares
InterDigital, Inc. 2017 Equity Plan.   On June 17, 2017, the Company’s stockholders adopted and approved the InterDigital, Inc. 2017 Equity Plan (as amended, the “2017 Plan”). The 2017 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, RSUs, PSUs, performance shares and incentive cash bonuses, to selected directors, officers, employees and consultants of the Company or any of its subsidiaries or affiliates. On June 2, 2021, our stockholders approved an Amendment to the 2017 Plan which increased the aggregate number of shares available for issuance pursuant to awards granted thereunder from 2,400,000 to 4,180,000.
The 2017 Plan is administered by the Compensation Committee of the Board of Directors (or such other committee of the Board if the Board so elects from time to time) (the “Administrator”). The Administrator has the sole discretion to, among other things, determine fair market value, select the service providers who will receive awards, determine the terms and conditions of awards, approve forms of award agreements for use with the 2017 Plan, modify or amend each award (subject to the repricing restrictions of the 2017 Plan), and interpret the provisions of the 2017 Plan and outstanding awards.
Under the 2017 Plan, stock options are exercisable at such times or under such conditions as determined by the Administrator and set forth in the related award agreement, and have ten-year terms (or five-year terms for incentive stock options granted to a ten percent stockholder). The exercise price of each stock option is determined by the Administrator, and generally may not be less than the fair market value of a share on the date of grant. The exercise date and price of stock appreciation rights is determined by the Administrator, subject to the requirement that exercise price of each stock appreciation right may not be less than the fair market value of a share on the date of grant. The Administrator determines the vesting conditions that apply to awards of restricted stock, RSUs, PSUs and performance shares. The Administrator also determines the terms and conditions of any incentive cash bonuses. Unless the Administrator provides otherwise, participants holding shares of restricted stock have voting rights and rights to dividends and other distributions with respect to such shares without regard to vesting (however, such dividends or other distributions are subject to the same restrictions and forfeitability provisions that apply to the shares of restricted stock with respect to which they were paid, and the Company will hold such dividends and distributions until the restrictions have lapsed). Holders of stock options, stock appreciation rights, and performance shares do not have voting rights with respect to shares underlying such awards or rights to dividends and other distributions. Holders of RSUs and PSUs do not have voting rights with respect to shares underlying such awards or rights to dividends and other distributions, but they do receive dividend equivalents rights in the form of additional shares of our common stock that vest, if at all, when the underling RSUs or PSUs vest.
Upon a merger of the Company or a change in control (each as defined in the 2017 Plan), each award will be treated as the Administrator determines, including that each award will be assumed or substantially equivalent awards substituted by the acquiring or succeeding corporation or its affiliate. If the successor corporation does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, and all restrictions on restricted stock and RSUs will lapse. With respect to awards with performance-based vesting that are not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at target levels, and all other terms and conditions will be deemed met. In addition, if a stock option or stock appreciation right is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the stock option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the stock option or stock appreciation right will terminate upon the expiration of such period. The award agreements for stock options and RSUs generally will also provide that if the award is assumed or substituted and the participant experiences a qualifying termination of employment within one (1) year following a change in control, the award will become fully vested, subject to the participant’s execution of a release of claims in our favor. For awards granted to our non-employee directors, in the event of a change in control, then (i) the non-employee director will fully vest in and have the right to exercise all of his or her outstanding stock options and stock appreciation rights, (ii) all restrictions on the non-employee director’s restricted stock and RSUs will lapse, and (iii) with respect to the non-employee director’s awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels (prorated based on the portion of the performance period that elapsed as of immediately prior to the transaction) and all other terms and conditions will be deemed met.
Except as otherwise permitted by the Administrator in accordance with the terms of the 2017 Plan, awards granted under the 2017 Plan will be transferable only by will or through the laws of descent and distribution.
During the 60 days prior to the date of this Offer to Purchase, the Company granted 7,465 time-based RSUs to certain of the Company’s employees other than executive officers or directors.
The Company also has two legacy equity plans under which no further awards may be granted, but stock options remain outstanding.
401(k) Plan.   The 401(k) Plan is a tax-qualified retirement savings plan pursuant to which employees, including executive officers, are able to contribute the lesser of 100% of their annual base salary and bonus or the annual limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution on the first 6% of an employee’s eligible earnings contributed to the 401(k) Plan, up to the cap mandated by the IRS. The Company offers this benefit to encourage employees to save for retirement and to provide a tax-advantaged means for doing so.
Deferred Compensation Plan.   Additionally, the Company’s nonqualified deferred compensation plan (the “Deferred Compensation Plan”) provides a select group of management and highly compensated employees with an opportunity to defer up to 40% of their base salary and up to 100% of their payment under the Company’s short-term incentive plan. Matching contributions are made once annually after the end of the year. Under both the 401(k) Plan and the Deferred Compensation Plan, participants vest one-third in company matching contributions after one year of service, two-thirds after two years of service and fully after three years of service.
Employment and Executive Agreements.   From time to time the Company enters into employment agreements or letters with certain executive officers which provide for the grant of equity awards under the 2017 Plan and provide for the executive’s participation in the Company’s other benefit plans, including its annual cash incentive plan.
Convertible Notes.   On June 3, 2019, the Company entered into an indenture by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to which the Company issued $400 million in aggregate principal amount of senior convertible notes due 2024 (the “2024 convertible notes”). Additionally, on May 27, 2022, the Company entered into an indenture by and between the Company and the Trustee pursuant to which the Company issued $460 million in aggregate principal amount of senior convertible notes due 2027 (the “2027 convertible notes”, and together with the 2024 convertible notes, the “convertible notes”). The 2024 convertible notes bear interest at a rate of 2.00% per year and the 2027 convertible notes bear interest at a rate of 3.50% per year, in each case payable semi-annually, and maturing on June 1, 2024 and June 1, 2027, respectively. The convertible notes are convertible into cash, shares of common stock, or a combination thereof, at the Company’s election at an initial conversion rate of, in the case of the 2024 convertible notes, 12.3018 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $81.29 per share), and in the case of the 2027 convertible notes, 12.9041 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $77.49 per share). The conversion rate (and thus the conversion price) of the convertible notes of each series may be adjusted under certain circumstances described in the respective indenture. Commencing on March 1, 2024, in the case of the 2024 convertible notes, and March 1, 2027, in the case of the 2027 convertible notes (each, a “Conversion Date”), the convertible notes will be convertible in multiples of $1,000, at any time prior to 5:00 p.m. New York City time on the second trading day immediately preceding the maturity date of such convertible notes. Prior to 5:00 p.m. New York City time on the business day immediately preceding the respective Conversion Date, the convertible notes will only be convertible under certain circumstances set forth in the respective indenture. The Company may not redeem the 2024 convertible notes prior to their maturity date. The Company may redeem for cash all or a portion of the 2027 convertible notes on or after June 5, 2025 if certain criteria are met. Holders of each series of convertible notes may require the Company to purchase all or a portion of their Notes for a repurchase price equal to 10% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest, if certain fundamental changes occur as described in the applicable indenture. The convertible notes are the Company’s senior unsecured obligations and rank equally in right of payment with each other, and with any of the Company’s current and future senior unsecured indebtedness. The convertible notes are effectively subordinated to all of the Company’s future secured indebtedness to the extent of the value of the related collateral, and are structurally subordinated to the indebtedness and liabilities, including trade payables, of the Company’s subsidiaries. The convertible notes are subject to certain events of default, which may result in the acceleration of the maturity of the convertible notes. The 2024 convertible notes were initially sold pursuant to a purchase agreement dated May 29, 2019, by and between the Company and BofA Securities, Inc. and Jefferies LLC, as representatives of the several initial purchasers named therein, and the 2027 convertible notes were initially sold pursuant to a purchase agreement dated May 24, 2022 by and between the Company and Barclays Capital Inc., as representative of the several initial purchasers named therein.
Convertible Note Hedge Transactions.   In connection with the offering of the 2024 convertible notes, the Company entered into convertible note hedge transactions with respect to shares of its common stock with Barclays Capital Inc., Goldman Sachs & Co. LLC, and Deutsche Bank, AG London Branch and Deutsche Bank Securities Inc., as agent (the “2024 convertible note hedge transactions”). Additionally, in connection with the offering of the 2027 convertible notes, the Company entered into convertible note hedge transactions with respect to shares of its common stock with Barclays Capital Inc., Credit Suisse Capital LLC, Nomura Securities International, Inc. RBC Capital Markets, LLC and Wells Fargo Bank, National Association, as agent (the “2027 convertible note hedge transactions”, and together with the 2024 convertible note hedge transactions, the “convertible note hedge transactions”). The convertible note hedge transactions are intended generally to reduce the potential dilution to the common stock and/or offset any potential cash payments the Company is required to make in excess of the principal amount of the related converted convertible notes, as the case may be, upon conversion of such convertible notes in the event that the market price per share of the underlying common stock is greater than the strike price. Each of the convertible note hedge transactions covered, subject to customary anti-dilution adjustments, an aggregate of approximately 4.9 million shares of common stock, in the case of the 2024 convertible note hedge transactions, and an aggregate of approximately 5.9 million shares of common stock, in the case of the 2027 convertible note hedge transactions, at a strike price that corresponds to the initial conversion price of the respective series of convertible notes, also subject to adjustment, and are exercisable upon conversion of the respective convertible notes. On May 24, 2022, the Company entered into a partial unwind agreement with each of Barclays Bank PLC, Deutsche Bank AG, London Branch and Goldman Sachs & Co. LLC (the “Partial Unwind Agreements”) which, among other things, amended the terms of the 2024 convertible note hedge transactions to reduce the number of options corresponding to the principal amount of 2024 convertible notes that were repurchased.
Warrants.   Concurrent with the entry into the 2024 convertible note hedge transactions, the Company also entered into privately negotiated warrant transactions with the counterparties to the 2024 convertible note hedge transactions, whereby the Company sold to such counterparties warrants to acquire, subject to customary anti-dilution adjustments, approximately 4.9 million shares of common stock at a strike price of approximately $109.43 per share, also subject to adjustment. Pursuant to the Partial Unwind Agreements, the number of shares into which such warrants may be exercised by such counterparties was subsequently reduced corresponding to the principal amount of 2024 notes that were repurchased as described above. Additionally, concurrent with the entry into the 2027 convertible note hedge transactions, the Company entered into privately negotiated warrant transactions with the counterparties to the 2027 convertible note hedge transactions, whereby the Company sold to such counterparties warrants to acquire, subject to customary anti-dilution adjustments, approximately 5.9 million shares of common stock at a strike price of approximately $106.37 per share, also subject to adjustment.
12.
Legal Matters; Regulatory Approvals

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to certain conditions. See Section 7.
13.
Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of certain material U.S. federal income tax consequences to tendering U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the tender offer. The tender offer will have no U.S. federal income tax consequences to beneficial owners that do not tender any shares in the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. Any such change or differing interpretation may cause the U.S. federal income tax consequences to vary substantially from those described below. The Company has not requested and will not request a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below or any part of the tender offer. The IRS may disagree with and challenge any of the conclusions reached herein, and a court may sustain such position.
This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the tender offer) 5% or more of the Company’s common stock, and persons required to accelerate the recognition of any item of income with respect to their shares as a result of such item being recognized on an applicable financial statement). This discussion does not address the effect of any state, local or non-U.S. tax laws, or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code, the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or the alternative minimum tax.
Beneficial owners are urged to consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.
As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and with respect to which one or more United States persons, as defined under Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
The U.S. federal income tax treatment of a person that is treated as a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares generally will depend on the status of the partner and the activities of the partnership. Partners tendering shares of Company stock and persons holding beneficial interests in shares of Company stock through a partnership are urged to consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the tender offer.
Certain Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders
The sale of shares by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s shares. Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holder’s sale of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders also should be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders are urged to consult their own tax advisors to determine whether a sale of shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.
The sale of shares pursuant to the tender offer generally will result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no shares of Company stock actually or constructively after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no shares of Company stock after the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution are urged to consult their own tax advisors concerning the mechanics and desirability of such a waiver.

The sale of shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding shares directly, indirectly and constructively owned by the U.S. Holder immediately before the sale.
The sale of shares pursuant to the tender offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the sale constitutes a “meaningful reduction.” Whether the receipt of cash by the U.S. Holder will be treated as not essentially equivalent to a dividend will depend on the particular facts and circumstances, including the number of shares of Company stock purchased by the Company pursuant to the tender offer. However, in certain circumstances, even a small reduction in the percentage ownership interest of a stockholder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business may constitute a “meaningful reduction.” U.S. Holders are urged to consult their own tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.
If any of these three Section 302 tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the shares sold. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) sold pursuant to the tender offer. The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations. A U.S. Holder holding more than one block of shares of Company stock can chose the basis and holding period of the stock redeemed by adequately identifying the tendered shares. Absent such identification, the shares of Company stock acquired earliest by the U.S. Holder among such U.S. Holder’s total ownership will be those considered tendered pursuant to the tender offer. U.S. Holders holding more than one block of shares of Company stock are urged to consult their own tax advisors regarding the process to adequately identify tendered shares.
We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, we may accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.
If none of the tests set forth in Section 302(b) of the Code is met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of (and in reduction of, but not below zero) the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for any non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a non-corporate U.S. Holder may be treated as “qualified dividend income” that is subject to reduced tax rates (subject to applicable requirements, exceptions and limitations). A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal tax consequences of the tender offer to them in light of their particular circumstances.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend is unclear.
Certain Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering Non-U.S. Holders
If a sale by a Non-U.S. Holder of shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. If the gain is described in clause (i) above, the gain generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). A Non-U.S. Holder described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.
If the repurchase of shares pursuant to the tender offer from a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Certain Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).
As described in Section 3 above, in order to claim a reduction in the rate of, or an exemption from, the 30% U.S. withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption.
Because the satisfaction of the Section 302 tests described above is dependent on matters of fact that are unique to each Non-U.S. Holder, although not certain, it would be prudent to expect that the withholding agents generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, although not certain, it would be prudent to expect that a withholding agent generally will withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI or Form W-8BEN reflecting that no or reduced withholding is required. See Section 3 for additional information. If tax has been withheld on amounts paid to a Non-U.S. Holder for shares sold pursuant to the tender offer, but the sale qualifies for sale or exchange treatment under any of the Section 302 tests described above, then such Non-U.S. Holder may apply for a refund of such withheld amount. Non-U.S. Holders are urged to consult their own tax advisors regarding the particular tax consequences to them of selling shares in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Information Reporting and Backup Withholding
Payments of proceeds pursuant to the tender offer will generally be subject to information reporting. In addition, as described in Section 3 above, U.S. federal backup withholding (currently at a rate of 24%) may apply to payments of gross proceeds paid to a U.S. Holder pursuant to the tender offer unless the U.S. Holder delivers to the applicable withholding agent a properly completed and executed Form W-9 or otherwise establishes an exemption. Certain persons (including corporations) are not subject to these backup withholding rules. Backup withholding generally will not apply to payments of gross proceeds in the tender offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS. See Section 3 for additional information.
Tax Considerations for Participants in the 401(k) Plan
Special tax consequences may apply with respect to shares tendered through the 401(k) Plan. Please refer to the letter that will be sent to plan participants by or on behalf of the plan trustee for a discussion of the tax consequences applicable to shares held pursuant to this plan.
The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular beneficial owners. Each beneficial owner is urged to consult such beneficial owner’s own tax advisor to determine its particular tax consequences of selling shares in the tender offer in light of such beneficial owner’s particular circumstances, including the applicability and effect of any state, local and non-U.S. tax laws.
14.
Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.
Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.
If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $69.00 or decrease the price to be paid per share below $60.00 per share or otherwise change the price range to be paid for shares or increase or decrease the aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.
15.
Fees and Expenses; Information Agent; Dealer Manager; Depositary

We have retained Jefferies LLC to act as Dealer Manager, D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the tender offer. The Dealer Manager and Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager or Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.
The Dealer Manager and its respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. The Dealer Manager and its respective affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its respective affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager and its respective affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.

16.
Miscellaneous

In making the tender offer, we are not aware of any U.S. State where the making of the tender offer is not in compliance with applicable law. If, however, we become aware that the making of the tender offer or the acceptance of shares pursuant to the tender offer is not permitted by administrative or judicial action pursuant to a U.S. State statute (“State Law”), we will make a good faith effort to comply with such applicable State Law. If, after such good faith effort, we cannot comply with the applicable State Law, the tender offer will not be made to the holders of shares in that U.S. State. In making the tender offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. State where the securities or Blue Sky laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. State. Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.
We have not made any recommendation as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representations in connection with the tender offer other than those contained in this document or documents incorporated by reference or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representations must not be relied upon as having been authorized by us, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates.
InterDigital, Inc.
January 23, 2023

SCHEDULE I
DIRECTORS AND OFFICERS OF INTERDIGITAL, INC.
The following table sets forth the names and positions of the directors and executive officers of InterDigital, Inc. The address of each of our directors and executive officers is care of 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727 (telephone number: (302) 281-3600).
Name	Position(s)
Executive Officers:
Liren Chen	President and Chief Executive Officer
Richard J. Brezski	Chief Financial Officer and Treasurer
Eric Cohen	Chief Strategy and Growth Officer
Eeva K. Hakoranta	Chief Licensing Officer
Rajesh Pankaj	Chief Technology Officer
Joshua D. Schmidt	Chief Legal Officer and Corporate Secretary
Directors:
S. Douglas Hutcheson	Chairman
Derek Aberle	Director
Liren Chen	Director
Joan H. Gillman	Director
John A. Kritzmacher	Director
Pierre-Yves Lesaicherre	Director
John D. Markley, Jr.	Director
Jean F. Rankin	Director

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.
The Depositary for the Tender Offer is:
American Stock Transfer & Trust Company, LLC
If delivering by mail or hand, express mail, courier or any other expedited service:
By 11:59 p.m. NYC time on Expiration Date
American Stock Transfer & Trust Co., LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.
The Dealer Manager for the Tender Offer is:
Jefferies LLC
520 Madison Avenue
New York, New York 10022
(877) 821-7388
The Information Agent for the Tender Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 549-6864
Email: idcc@dfking.com